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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

RSC Holdings I, LLC

RSC Holdings II, LLC

RSC Holdings III, LLC

Rental Service Corporation

Rental Service Corporation of Canada Ltd.